                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Star Gas Partners, L.P.

We consent to incorporation by reference in the registration statement filed on Form S-8 of Star Gas Partners, L.P. of our report dated November 30, 1999, relating to the consolidated balance sheets of Star Gas Partners, L.P. and subsidiary as of September 30, 1998 and 1999, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended September 30, 1999 and related schedule, which report appears in the September 30, 1999 annual report on Form 10-K of Star Gas Partners, L.P.



Stamford, Connecticut
September 26, 2000